Exhibit 10.6

June 10, 2010

Mr. Bruce Nordin

Whitebox Advisors, LLC

3033 Excelsior Blvd., Suite 300

Minneapolis, MN  55416

Dear Bruce:

Aventine Renewable Energy Holdings, Inc., a Delaware corporation (the “Purchaser”) is pleased to set forth below a preliminary outline of the terms under which Purchaser would enter into an asset purchase agreement (the “Purchase Agreement”) with New CIE Energy Opco, LLC d/b/a Riverland BioFuels (“Riverland BioFuels” or “Seller”) to acquire all or substantially all of the assets of Seller comprising the ethanol production facility situated in Canton, Illinois (the “Canton Facility”).   We understand that Whitebox Credit Arbitrage Fund, L.P. and Whitebox Credit Arbitrage Fund, Ltd. (collectively, “Whitebox”) indirectly hold, collectively, a controlling interest in Riverland BioFuels and are empowered to cause the consummation of the transactions contemplated hereby and Whitebox is prepared to execute and deliver the Whitebox Guaranty (as defined below) simultaneously with the signing of the Purchase Agreement as contemplated hereby.

Except as otherwise provided in the “Binding Provisions” below, this Term Sheet is non-binding and summarizes the proposed terms and conditions of the transaction and shall be used for discussion purposes only.

Until the execution of a definitive Purchase Agreement in a form approved in writing by Seller and Purchaser, either party shall have the right to withdraw from the transaction contemplated by this Term Sheet in their sole and absolute discretion without liability or obligation to any party by virtue of such withdrawal, except as otherwise provided in the “Binding Provisions” below.

Term Sheet

1.               Purchaser.   Aventine Renewable Energy Holdings, Inc., a Delaware corporation.  Purchaser may assign its rights and obligations under this letter agreement and the Purchase Agreement to an affiliate, provided that, in the event of such assignment, Purchaser shall guaranty and remain primarily liable for all of the obligations of Purchaser under this letter agreement and the Purchase Agreement.

2.               Seller.   New CIE Energy Opco, LLC, a Delaware limited liability company d/b/a Riverland BioFuels.

3.               The Canton Facility.     The Canton Facility consists of an approximate 30 acre site on which the 37 mgpy nameplate ethanol plant and associated CHP power plant is situated, including all plant, equipment and storage tanks thereon, permits, licenses, approvals, contracts, easements and intellectual property associated with the ownership and operation of the Canton Facility, and also includes an associated 259 acre parcel owned by Seller.

4.               Purchase Price.   The purchase price shall be $16,500,000 (the “Purchase Price”), plus the assumption of assumed obligations (as defined below), payable as follows:

a.               $11,000,000 shall be payable in cash on the Closing Date (the “Closing Payment”);

b.              the Deposit (as defined below), which shall be credited against the amount of the Closing Payment; and

c.               $500,000 shall be deposited in an interest bearing escrow account as a holdback (the “Escrow Holdback”) against Seller’s indemnity obligations for representations, warranties and/or covenant breaches (with such provisions to be negotiated and included in the Purchase Agreement), and it being expressly understood that any such Seller indemnity obligations shall not include those certain EPA obligations to be assumed by Purchaser under Paragraph 6 (c) below.  Provided that there are no indemnity claims asserted by Purchaser on or before the one (1) year anniversary of the Closing Date, such Escrow Holdback, including all accrued interest thereon, shall be released to Seller.

5.               Purchase Agreement.   As soon as practicable after mutual execution of this Term Sheet, Purchaser (through its legal counsel) shall deliver to Seller a draft Asset Purchase Agreement (the “Purchase Agreement”).  Purchaser and Seller shall thereafter work in good faith to finalize the terms of such Purchase Agreement and execute the same, with the intent of mutually executing such Purchase Agreement on or before June 18, 2010 or as soon thereafter as the parties, in the exercise of good faith, can reach agreement on such Purchase Agreement terms and finalize and execute the same. The parties agree to work in good faith and use their respective commercially reasonable efforts to structure the transaction so as to maximize tax efficiency for each of the parties.

6.               Assumed Obligations.   In addition to the Purchase Price, Purchaser shall only assume the following obligations associated with the Canton Facility or, as the case may be, take title subject to such obligations (collectively, the “Assumed Obligations”):

a.               A mortgage in favor of the USDA in the approximate amount of $500,000 and affecting the 259 acre parcel.

b.              Certain equipment leases which Seller identifies as the “capital leases” and which consist of (a) the Nebraska Package (boiler equipment); (b) the IFC Credit Corp. lease (steam turbine generator); and (c) the U.S. Waters lease (water treatment equipment).

c.               The funding of the cost of certain environmental obligations, as reflected in a consent agreement or other instrument between Seller and the Illinois Environmental Protection Agency, related to waste water and storm water discharge issues affecting the Canton Facility and the 259 acre parcel.

d.              The funding of the cost of the disposal or other processing of certain process waste water (estimated to be approximately 2.4 million gallons) associated with the Canton Facility operations.

7.               Deposit to Seller.    The parties acknowledge that Seller has significant accounts payable and/or vendor obligations (the “Payables”) which Seller needs to address pending the closing of the transaction contemplated hereby.  Purchaser is prepared to and shall deposit with Seller the sum of $5,000,000 as non-refundable deposit (the “Deposit”) which Seller shall use pursuant to Paragraph 7(c) on the following terms:

a.               As promptly as reasonably practicable following the mutual execution and delivery of this letter by the parties, and upon delivery to Purchaser of the fully executed Whitebox

Guarantee (as defined below), the sum of $5,000,000 shall be wired or otherwise delivered to Seller by Purchaser as U.S. dollar certified or collected funds.

b.              In addition to all remedies which Purchaser may have as to Seller under the Purchase Agreement or otherwise, Whitebox (as the controlling equity holder of Seller) agrees that, in exchange for and simultaneous with payment by Purchaser of the Deposit, Whitebox shall execute and deliver to Purchaser an agreement in form and substance reasonably satisfactory to Purchaser (the “Whitebox Guaranty”) under which Whitebox covenants that it will act as guarantor of Seller’s obligations under this letter to return or refund to Purchaser the full amount of the Deposit in the event of a Bankruptcy Filing (as defined below) or a Seller Breach (as defined below) and Purchaser’s election to demand a return of the Deposit in accordance with this Paragraph 7(b).  The parties acknowledge and understand that the Whitebox Guaranty hereunder is expressly limited in scope and applies only the return or refund of the Deposit under the conditions herein described and nothing herein is intended to create any other guaranty obligation by Whitebox as to any other obligation of Seller under the Purchase Agreement.

c.               The Deposit may only be used by Seller to extinguish existing third party liabilities of Seller or for working capital expenditures to meet Seller’s payroll and overhead obligations associated with the Canton Facility, in each case that are due and payable.  Seller has provided to Purchaser a list of current accounts payable, a copy of which is attached as Exhibit A hereto. Seller may use the Deposit to pay any account payable set forth on such list and for current accounts payable incurred in the ordinary course of business consistent with past practice.  Any other use of any material portion of the Deposit shall be subject to Purchaser’s prior written approval, which approval shall not be unreasonably delayed or withheld.

d.              The Purchase Agreement shall contain a clause providing that the Deposit shall be a credit against the Purchase Price at closing, and the Deposit shall  be non-refundable to Purchaser except upon (i) a filing by which Seller and/or the assets of the Seller are placed under the jurisdiction of the U.S. Bankruptcy Court, whether under a Chapter 7 or Chapter 11 proceeding and whether voluntarily filed by Seller or as an involuntary proceeding instituted by any creditor of Seller, and such proceeding is not dismissed within 30 days of filing  (collectively, a “Bankruptcy Filing”), (ii) use by Seller or its affiliates of any material portion of the Deposit in the manner other than as set forth in Paragraph 7(c), (iii) the incurrence by Seller of any additional material indebtedness or suffering of any additional material lien on any of its assets other than in the ordinary course of business, consistent with past practice, (iv) any material diminution in value of the assets to be acquired in the Canton Facility as a result of a casualty loss with respect to the fixed assets located at the Canton Facility, or (v) a refusal by or the inability of Seller to close this transaction in accordance with the Purchase Agreement, or to satisfy a material condition of closing contained in the Purchase Agreement that is the obligation of Seller, or upon a breach of any of Seller’s material obligations contained in the Purchase Agreement (collectively, the items in clauses (ii) — (v)  a “Seller Breach”).   Upon either a Bankruptcy Filing or upon Purchaser’s delivery to Seller of written notice of a Seller Breach (“Notice of Breach”) and Seller’s subsequent failure to cure such Seller Breach within 7 days after receipt of such Notice of Breach and, provided that Purchaser is not in breach of any of Purchaser’s material obligations contained in the Purchase Agreement and/or has not refused to close this transaction in breach of the Purchase Agreement, Purchaser shall thereafter have the right, in Purchaser’s discretion, (a) to demand a return of the Deposit and Seller shall return such Deposit within two (2)

business days after such demand for return of the Deposit is delivered to Seller in writing  (including but not limited to enforcing its rights under the Whitebox Guaranty) or (b) to enforce its remedy of specific performance as shall be provided in the Purchase Agreement.

8.               Due Diligence Period.   Prior to the execution of the Purchase Agreement, Purchaser shall perform all due diligence inspections, evaluations and feasibility assessments of the Property which Purchaser elects to complete in its sole and absolute discretion.  Seller will use its commercially reasonable efforts to cooperate with Purchaser and its representatives in conducting such diligence.

9.               Closing Date.  The Purchase Agreement shall contain a clause providing that, subject to the extension provisions of Paragraph 12, Closing shall be targeted to occur on or before June 30, 2010, and in any event not later than July 30, 2010 (provided the Closing has be extended in accordance with Paragraph 12), in each case provided that all Conditions to Closing have been satisfied (the “Closing Date”).

10.         Conditions to Closing.   The Purchase Agreement shall contain a clause providing that Purchaser’s obligation to purchase the Canton Facility shall be subject to the following conditions, which conditions are for the benefit of Purchaser and may be waived by Purchaser at any time in writing and satisfaction of which shall be in Purchaser’s sole and absolute discretion:

a.               The assignment or transfer to Purchaser of all necessary licenses, permits and approvals for the operation of the Canton Facility, the execution and delivery of all deeds, bills of sale, assignments of leases, assignment of contracts and other closing documentation necessary to effect the transfer of the Canton Facility to Purchaser as contemplated herein, unless any of the foregoing are not assignable according to their terms.

b.              The material compliance of the Canton Facility with all applicable laws and regulations.

c.               Such other conditions as shall be set forth in the Purchase Agreement and which are typical and standard for asset acquisitions similar to the transaction contemplated hereby.

11.         Site Access.   The Seller shall provide Purchaser with reasonable access to the Property and to Seller’s personnel during the period prior to the Closing Date to perform any non-invasive physical inspections and investigations and otherwise determine that all Conditions to Closing have been satisfied.   If not sooner or otherwise provided,  Seller shall also provide Purchaser upon request and/or make available for inspection copies of all financial records, contracts, leases, agreements, surveys, reports, environmental audits, appraisals, permits, licenses,  engineering reports, soils reports and such other information which is in Seller’s possession to allow Purchaser to evaluate the Canton Facility and the related 259 acre parcel.

12.         Extension.   The Purchase Agreement shall contain a clause providing that upon notice provided by Purchaser to Seller in writing, Purchaser shall be entitled to an extension of the Closing Date of up to 30 days (until July 30, 2010), in which case the Purchaser shall pay to Seller $300,000 as a nonrefundable extension fee; provided that (a) Seller shall grant Purchaser’s request for the extension contemplated hereby without any associated fee in the event that the parties are not able to consummate the transaction on or before the Closing Date as a result of the material acts or material failures to act of Seller or its affiliates, (b) such fee, if paid, shall be refunded (on the same terms as the Deposit) in the event that the Deposit is required to be refunded in accordance with Paragraph 7 and (c) if the parties consummate the transaction on or before the 15th day of the extension period, Seller will credit $100,000 of the extension fee paid by Purchaser, dollar for dollar, toward the Purchase Price.

13.         Closing Costs.   Seller shall pay all customary transfer taxes, documentary stamp taxes and recording fees.   All real property taxes shall be prorated in a customary manner between the parties as of the Closing Date.

14.         Confidentiality.    This Term Sheet and its contents are confidential and each party agrees not to disclose this Term Sheet or its contents to third parties without the prior written approval of the other party, other than (a) to its investors and advisors, (b) to the extent required by applicable law, regulation or court order, or (c) in connection with the enforcement of the “Binding Provisions”.

15.         Brokerage Fees.    Each party represents and warrants to the other that it has not engaged or dealt with any brokers or finders in connection with the transaction described in this Term Sheet.  Each party will indemnify, defend and hold the other party harmless from any claim, liability, loss, or damage resulting from the indemnifying party’s breach of the foregoing representation and warranty.

16.         No Solicitation.  Upon delivery by Purchaser to Seller of the Deposit within 24 hours of the acceptance of this letter of agreement by Seller, Seller shall not, and shall cause its officers, directors, employees, representatives and affiliates not to, solicit or accept any offers nor engage in any discussions regarding the sale and purchase of any equity interest in Seller, the Canton Facility, or any material portion of the assets comprising the Canton Facility, including the related 259 acre parcel, except with Purchaser and its representatives.  Seller agrees to terminate, or cause to be terminated, any current discussions regarding the foregoing with any person or entity other than Purchaser and its representatives. Provided that the full Deposit of $5,000,000 has been delivered to Seller in accordance with the provisions of Paragraph 7(a), such exclusivity shall be extended through the Closing Date (as may be extended in accordance with the provisions of Paragraph 12) in accordance with the provisions of the Purchase Agreement.  Until the receipt of the Deposit by Seller, Seller shall be under no obligation of exclusivity or non-solicitation with respect to the sale and purchase of the Canton Facility. To the extent, there is a breach of this Paragraph 16, Purchaser shall be entitled to specific performance with respect to the consummation of the Canton Facility acquisition.

17.         Governing Law.  This letter shall be governed by and construed under the internal laws of the State of Delaware, without giving effect to conflicts-of-laws provisions of any jurisdiction.

17.  Binding Provisions.   Notwithstanding the nonbinding nature of this Term Sheet, the parties agree that the sections entitled “Deposit to Seller”, “Confidentiality”, “Brokerage Fees”, “Non Solicitation”, “Governing Law”, and “Binding Provisions”  shall be binding on the parties.

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If the foregoing terms and conditions are acceptable to you, please execute this Term Sheet where indicated below and return the same to the undersigned.  This Term Sheet may be executed in counterparts (including execution by facsimile or .PDF delivered via email), each of which shall be deemed to be an original.  We look forward to working with you on this transaction and achieving a successful closing.

AVENTINE RENEWABLE ENERGY
HOLDINGS, INC.

By:	/s/ Thomas Manuel
Name: Thomas Manuel
Title: CEO

Approved and accepted this 10th day of June, 2010:

New CIE Energy Opco, LLC

By:	Jaime Lynch	CFO
	Name	Title

Whitebox Credit Arbitrage Fund, L.P.

By:	Bruce Nordin	COO/CFO
	Name	Title

Whitebox Credit Arbitrage Fund, Ltd.

By:	Bruce Nordin	Director
	Name	Title

EXHIBIT A

Certain Accounts Payable

[Attached]